Exhibit 99.1

EZJR, Inc. Announces Modification of Royalty Rate Paid to Her Holdings in Exchange for Common Stock

Agreement will Improve Cash Flow and Earnings

Las Vegas, NV – August 31, 2015 – EZJR, Inc. (OTCQB: EZJR), a leading eCommerce Service Provider today entered into a modification of its agreement with Her Holdings, Inc. (“Her”). The modification reduces royalty payments owed to Her from 10% of net sales to 2.5% of net sales. Also, as part of the agreement EZJR agreed to assume responsibility for certain other operating expenses that were previously the responsibility of Her Holding. As consideration for this modification EZJR will issue to Her four million shares of restricted common stock valued at $2.2 million, base on the current market value of the stock issued.

Commenting on the modification, Barry Hall, EZJR’s Chief Executive Officer and CFO, said, "The modification will immediately improve our cash flow and should ultimately have a significant positive effect on our bottom line." Hall, continued, “The value of the stock issued to Her will be treated as a prepaid royalty and will be amortized into expense until such time as the reduction in royalties reaches $2.2 million. Subsequently, our financial statements will reflect the new royalty rate.”

About EZJR, Inc. EZJR’s primary business is to improve the sales performance of brands, products and services by way of our proprietary eCommerce platform. Our unique methodology minimizes the cost of generating leads and then maximizes the conversion of those leads into customers. After the initial sale, EZJR utilizes a process for increasing the lifetime value of those customers through quality content, support, and additional offerings.

In October 2014, EZJR entered into a Marketing and Selling Agreement, with Her Holding, Inc., a retailer of human hair extensions, marketed under the brand name Her Imports. Under the agreement EZJR generates customer leads through email marketing campaigns, online advertising and social media and various affiliate marketing campaigns. EZJR sells Her Imports products online and in store locations throughout the U.S.

Forward Looking Statements:  Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of EZJR, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. EZJR, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by applicable securities laws. For more information, please refer to EZJR, Inc.’s financial statements as filed with the Securities and Exchange Commission.

For Investor Relations Contact:

Paramount Advisors, LLC

Michael Irving

(407) 878-5462

mike@parvise.com